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                                                                     Exhibit N.3


                       Consent of Independent Accountants

We consent to the use of our report dated September __, 2001 with respect to the pro forma condensed consolidated financial statements of MCG Capital Corporation, in the Registration Statement (Form N-2 No. 333-64596) and related Prospectus of MCG Capital Corporation related to the issuance of 12,200,000 shares of common stock.

                                                          Ernst & Young LLP

Richmond, Virginia
September __, 2001

The foregoing consent is in the form that will be signed upon the completion of the transactions associated with the Company's conversion to a business development company (assuming the filing of the Form N-54A) and the sale of common stock in connection with the offering.

                                                     /s/  Ernst & Young LLP

Richmond, Virginia
September 5, 2001